Exhibit 10.1

THIRD AMENDED AND RESTATED

LIMITED LIABILITY

COMPANY OPERATING AGREEMENT

OF

SRAM HOLDINGS, LLC

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE BOARD OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE BOARD TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF ANY SUCH UNIT IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THOSE REGULATIONS AND THE FOLLOWING AGREEMENT.

i

4.7	Meetings of Members	13

4.8	Quorum	13

4.9	Waiver of Notice	14

4.10	Action by Members Without a Meeting	14

4.11	Record Date	14

4.12	Members Are Not Agents	14

ARTICLE 5 MANAGEMENT OF THE COMPANY		15

5.1	Board; Designation and Powers of the Board	15

5.2	Board Voting	15

5.3	Current Managers	15

5.4	Agency Authority of Managers	16

5.5	Limited Liability	16

5.6	Resignations	16

5.7	Waiver of Fiduciary Duties; Corporate Opportunities	16

5.8	Third Party Reliance	16

5.9	Officers	16

ARTICLE 6 MEETINGS OF THE BOARD		17

6.1	Place of Meetings	17

6.2	Meetings of the Board	17

6.3	Quorum; Participation in Meetings by Conference Telephone Permitted; Vote Required for Action	18

6.4	Waiver of Notice; Consent to Meeting	18

6.5	Unanimous Action by Board Without a Meeting	18

ARTICLE 7 UNITS; PERCENTAGE INTERESTS		18

7.1	Units	18

7.2	Percentage Interests	19

ARTICLE 8 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		19

8.1	Capital Contributions	19

8.2	Additional Capital Contributions	19

8.3	Capital Accounts	19

ARTICLE 9 ALLOCATION OF PROFITS AND LOSSES		20

9.1	Capital Account Allocations	20

9.2	Regulatory Allocations	20

9.3	Tax Allocations	21

9.4	Other Allocation Rules	22

ARTICLE 10 DISTRIBUTIONS		22

10.1	Distributions	22

10.2	Distributions in Kind	23

10.3	Payments on Behalf of a Member	23

ARTICLE 11 TRANSFER OF UNITS		23

11.1	Transfer of Units	23

11.2	Admission of Substituted Members	25

11.3	Rights of Unadmitted Assignees	26

ARTICLE 12 ACCOUNTING; REPORTING TO AND BY MEMBERS		26

12.1	Books and Records	26

12.2	Methods of Accounting	27

12.3	Delivery to Members and Inspection	27

12.4	Filings	28

12.5	Bank Accounts	28

12.6	Accounting Decisions and Reliance on Others	28

ARTICLE 13 TAX MATTERS		28

13.1	Tax Returns; Tax Accounting Methods; Tax Elections	28

13.2	Tax Matters Partner	28

ARTICLE 14 DISSOLUTION AND LIQUIDATION		29

14.1	Dissolution	29

14.2	Liquidation of the Company	29

14.3	Assumption of Liabilities	30

14.4	Withdrawal	31

14.5	Winding Up	31

14.6	Deemed Contribution and Distribution	31

ARTICLE 15 INDEMNIFICATION AND INSURANCE		31

15.1	Right of Indemnification	31

15.2	Advances of Expenses	31

15.3	Other Rights	32

15.4	Insurance and Other Financial Arrangements	32

15.5	Effect of Interest in Transaction	32

15.6	Repeal or Modification	32

15.7	No Third Party Rights	32

ARTICLE 16 POWER OF ATTORNEY		32

16.1	Power of Attorney	32

ARTICLE 17 MISCELLANEOUS		33

17.1	Entire Agreement	33

17.2	Amendments	33

17.3	No Waiver	33

17.4	Third Parties	33

17.5	Severability	33

17.6	GOVERNING LAW	33

17.7	Notices	33

17.8	Titles and Subtitles	34

17.9	Currency	34

17.10	Counterparts	34

17.11	Successors	34

17.12	Remedies	34

17.13	No Action for Partition	35

17.14	Business Days	35

17.15	No Strict Construction	35

v

Schedules

Schedule 1	Names and Addresses of Members

Schedule 2	Ownership of Units; Percentage Interests

Schedule 3	Current Members of the Board of Managers

Schedule 4	Current Officers

Exhibits

Exhibit A	Form of Joinder

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

SRAM HOLDINGS, LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of SRAM HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of                     , 2011 (the “Effective Date”), is entered into by and among the Members listed on Schedule 1 hereto (as that Schedule may be amended from time to time).

RECITALS

WHEREAS, the Company was originally organized on September 22, 2008 and adopted an operating agreement (the “Original LLC Agreement”) at that time;

WHEREAS, the Original LLC Agreement was amended and restated on September 30, 2008 (as amended, the “2008 Operating Agreement”) to reflect the consummation of the transactions contemplated by that certain Purchase Agreement, dated as of August 6, 2008, by and among LB SRAM Holdings LLC, a Delaware limited liability company (n/k/a TCP SRAM Holdings LLC) (“TCP SRAM Holdings”), SRAM-SP2, Inc., a Delaware corporation (“SRAM-SP2”), and SRAM Corporation, an Illinois corporation;

WHEREAS, the 2008 Operating Agreement was amended and restated on June 7, 2011 (as amended, the “2011 Interim Operating Agreement”), to reflect the consummation of the transactions contemplated by that certain Master Transaction Agreement, dated as of June 7, 2011, by and among the Company, SRAM-SP2, Trilantic Capital Partners IV, L.P., a Delaware limited partnership, TCP SRAM Holdings and the other holders of the Class A Units of the Company, pursuant to which the Company redeemed, directly and indirectly through SRAM-SP2, all of the outstanding Class A units of the Company (the “Recapitalization”);

WHEREAS, the Company, SRAM International Corporation, a Delaware corporation (“SRAM”), SRAM-SP2, SRAM International Holdings, Inc., a Delaware corporation, and certain other former members of the Company are parties to that certain Reorganization Agreement, dated as of                     , 2011, pursuant to which SRAM acquired, directly and indirectly, all of the outstanding membership interests in the Company (the “Reorganization”);

WHEREAS, following the Reorganization and the consummation of the initial public offering of shares of SRAM, SRAM-SP2 will make an additional Capital Contribution to the Company in exchange for additional Common Units; and

WHEREAS, in connection with the Reorganization and the SRAM-SP2’s additional Capital Contribution, and to provide for the rights and obligations of the Members after giving effect thereto, the requisite voting Members desire to amend and restate the 2011 Interim Operating Agreement in its entirety with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereto hereby adopt this Agreement, and hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below:

“2008 Operating Agreement” shall have the meaning ascribed to it in the Recitals.

“2011 Interim Operating Agreement” shall have the meaning ascribed to it in the Recitals.

“Act” shall mean the Delaware Limited Liability Company Act, Title 6, §§18-101 et seq., as from time to time in effect in the State of Delaware, or any corresponding provision or provisions of any succeeding or successor law of such State.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(a) credit to such Capital Account any amount that the Member is treated as being obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(1) or 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified party. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership or control of securities possessing at least 50% of the voting power of all outstanding voting securities of a Person or the power otherwise to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting stock or otherwise; provided that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any party hereto for any purpose hereunder, including the indemnification provisions contained in Article 15 of this Agreement.

“Agreed Value” shall mean, in the case of any contributions or distributions of property, the Fair Market Value of that property.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Assumed Tax Rate” shall mean a percentage as is determined in good faith by the Board from time to time to represent the combined marginal U.S. federal, state and local tax rate applicable to the Members taking into account the character of the applicable income and the deductibility of state and local income taxes for U.S. federal income tax purposes.

“Board” shall mean the Board of Managers of the Company appointed by the Members pursuant to Section 5.1.

“Built-In Gain” shall mean with respect to any Company property (a) the excess of the Agreed Value of any Contributed Property over its adjusted basis for U.S. federal income tax purposes as of the time of contribution and (b) in the case of any adjustment to the Carrying Value of any Company property pursuant to the definition of Carrying Value as a result of a contribution of property in exchange for Units in the Company, the Unrealized Gain with respect to that property.

“Built-In Loss” shall mean with respect to any Company property (a) the excess of the adjusted basis for U.S. federal income tax purposes of any Contributed Property over its Agreed Value as of the time of contribution and (b) in the case of any adjustment to the Carrying Value of any Company property pursuant to the definition of Carrying Value as a result of a contribution of property in exchange for Units in the Company, the Unrealized Loss with respect to that property.

“Capital Account” shall mean, with respect to any Member, such Member’s capital account established and maintained in accordance with the provisions of this Agreement.

“Capital Contribution” shall mean the contribution of Contributed Property to the Company, and the amount of such contribution shall be the Agreed Value of such Contributed Property net of any indebtedness or other liability assumed by the Company or to which the Contributed Property is subject.

“Carrying Value” shall mean, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Carrying Value of any Contributed Property shall be its Agreed Value;

(ii) Immediately prior to the occurrence of a Revaluation Event, the Carrying Values of all Company assets shall be adjusted to equal their respective Fair Market Values (but determined without regard to Company liabilities);

(iii) The Carrying Value of any Company asset distributed to any Member shall be adjusted to equal its Fair Market Value on the date of distribution; and

(iv) The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)

and subparagraph (vi) of the definition of Profit and Loss; provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a Revaluation Event.

If the Carrying Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of calculating Profit and Loss.

“Certificate” shall have the meaning ascribed to it in Section 2.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” shall mean Units designated as Common Units in the Company, having the rights and obligations specified in this Agreement.

“Company” shall have the meaning ascribed to it in the preamble.

“Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contributed Property” shall mean any money or other property contributed by a Member to the capital of the Company in exchange for Units.

“Deemed Contribution” shall have the meaning ascribed to it in Section 8.2(a).

“Depreciation” shall mean, for each Fiscal Period or other period, an amount equal to the depreciation, amortization (including pursuant to Sections 195, 197 and 709 of the Code) or other cost recovery deduction allowable with respect to an asset for such period for U.S. federal income tax purposes, except that (1) with respect to an asset whose Carrying Value differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (2) with respect to any other asset whose Carrying Value differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Period or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Period or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board.

“Dissolution Event” shall have the meaning ascribed to it in Section 14.1.

“Distribution” shall mean, with respect to any Member, the amount of money or the Fair Market Value of any property other than money distributed to such Member by the Company

(net of liabilities assumed by such Member or to which property distributed to such Member is subject). For avoidance of doubt, Distributions include Tax Distributions.

“Distribution Shortfall” shall have the meaning ascribed to it in Section 10.1(a).

“Effective Date” shall have the meaning ascribed to it in the Recitals.

“Excess Income” shall have the meaning ascribed to it in Section 10.1(a).

“Fair Market Value” shall mean the fair market value of the asset in question, as determined in the good faith judgment of the Board. In the case of Units, Fair Market Value shall mean the amount that would be distributable in respect of such Unit if the assets of the Company as a going concern were sold in an orderly arm’s length transaction between a single willing buyer and a single willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts, and designed to maximize proceeds therefrom, the liabilities of the Company were paid and the net proceeds of the sale then were distributed in accordance with Article 14, as determined in good faith by the Board with due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value, in each case without discount for illiquidity or minority interest.

“Fiscal Period” of the Company shall mean the period commencing (i) in the case of the Company’s first Fiscal Period, on the date on which the Company is formed under the Act and (ii) thereafter, on the date immediately after the end of the next preceding Fiscal Period, and terminating at, or immediately preceding (as may be appropriate), the earlier of the last day of the Taxable Year or the date of the issuance or redemption of Units or of any other event that results in a change in the Percentage Interests or the determination of the Capital Accounts of the Members.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Indemnitee” shall have the meaning ascribed to it in Section 15.1.

“IRS” shall mean the United States Internal Revenue Service.

“Local Business Day” shall have the meaning ascribed to it in Section 17.7.

“Managers” shall mean the natural persons who are appointed as members of the Board pursuant to Section 5.1, and “Manager” means any one of them.

“Member” shall mean any Person that (i) (A) is one of the Members of the Company as of the Effective Date and is listed as such in Schedule 1 hereto or (B) has been admitted to the Company as a Member in accordance with this Agreement, and (ii) has not ceased to be a Member for any reason.

“Member Minimum Gain” shall have the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning given such term in Treasury Regulations Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any Fiscal Period equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Period over the aggregate amount of any distributions during such Fiscal Period to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i).

“Net Cash Flow” shall mean the gross cash receipts of the Company during any Fiscal Period, including the proceeds of any borrowing by the Company, less the portion thereof used or reserved during such Fiscal Period to pay expenses, to repay indebtedness, to fund capital improvements and replacements or otherwise to fund cash outlays of the Company, all as determined in good faith by the Board. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances, and shall be increased by any reductions of reserves previously established.

“New Members” shall have the meaning ascribed to it in Section 4.1.

“Nonrecourse Deductions” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for any Fiscal Period equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain attributable to Nonrecourse Liabilities during such Fiscal Period over the aggregate amount of any distributions during such Fiscal Period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain attributable to Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(3).

“Original LLC Agreement” shall have the meaning ascribed to it in the Recitals.

“Percentage Interest” shall mean, for any Member, at any time of determination, the number of Units held by the Member divided by the number of Units held by all of the Members, expressed as a percentage.

“Permitted Transfer” shall have the meaning ascribed to it in Section 11.1(b).

“Person” shall mean a natural person or any partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity, in each case, whether domestic or foreign.

“Preceding Year” shall have the meaning ascribed to it in Section 12.3(g).

“Profit” and “Loss” shall mean, for each Fiscal Period, an amount equal to the Company’s U.S. federal taxable income or loss, respectively, under Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 702(a) of the Code), with the following adjustments:

(i) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss will be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted from such taxable income or loss;

(iii) in the event the Carrying Value of any Company asset is adjusted in accordance with the definition of Carrying Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset;

(iv) gain or loss resulting from any Disposition of any asset of the Company with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Carrying Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Period;

(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734 of the Code is required pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of Units, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset;

(vii) any fees and other expenses incurred by the Company to promote the sale of (or to sell) a Unit that can neither be deducted nor amortized under Section 709 of the Code will be treated as an item of deduction; and

(viii) excluding any items specially allocated under any provision of this Agreement.

“Recapitalization” shall have the meaning ascribed to it in the Recitals

“Revaluation Event” shall mean each of the following events: (i) the contribution of money or other property (other than a de minimis amount) by any Person, including an existing Member, to the capital of the Company as consideration for Units; (ii) the issuance of Units (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Company by any Person, including an existing Member, or by a new Member acting in a member capacity or in anticipation of becoming a member; (iii) the distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for Units; (iv) the liquidation of the Company; or (v) such other times as the Board reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and, in the case of (v), to the extent not inconsistent with relevant provisions of applicable law, regulations, administrative rulings, and judicial decisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SRAM” shall have the meaning ascribed to it in the Recitals.

“SRAM-SP2” shall have the meaning ascribed to it in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, general partner or similar controlling Person of such limited liability company, partnership, association or other business entity.

“Tax Distribution” shall have the meaning ascribed to it in Section 10.1(a).

“Tax Matters Partner” shall have the meaning ascribed to it in Section 13.2(a).

“Taxable Year” shall mean the taxable year of the Company, which shall end on December 31 of each year; provided, that, in the case of the Company’s final Taxable Year, such Taxable Year shall end on the date on which the winding up of the Company is completed.

“TCP SRAM Holdings” shall have the meaning ascribed to it in the Recitals.

“Transfer” shall have the meaning ascribed to it in Section 11.1(a).

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code, as amended from time to time.

“Unit” shall mean, with respect to a Member, any unit of interest in the Company issued to any Member pursuant to this Agreement, representing, subject to the terms of any such unit, such Member’s ownership interest and rights as a Member in the Company, including the Member’s right to a share of the Profit and Loss (or items thereof) of the Company, its right to

Distributions and to a share of the assets of the Company on liquidation and its right to participate in the management of the business and affairs of the Company, including the right, to the extent a Unit is a Common Unit, to vote on, consent to or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Act.

“Unit Equivalents” shall mean securities convertible into or exchangeable for Units.

“Unrealized Gain” shall mean, with respect to any property of the Company as of the date of determination, the excess of the Fair Market Value of that property as of that date of determination over the Carrying Value of that property as of that date of determination.

“Unrealized Loss” shall mean, with respect to any property of the Company as of the date of determination, the excess of the Carrying Value of that property as of that date of determination over the Fair Market Value of that property as of that date of determination.

Other capitalized terms defined elsewhere in this Agreement shall have the meanings so given them.

1.2 Form of Pronouns; Number; Construction. Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Articles, Sections or subsections are to the Articles, Sections and subsections in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

ARTICLE 2

THE COMPANY

2.1 Formation. The Company was formed as a limited liability company upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 22, 2008 under and pursuant to the provisions of the Act, and the Members agree to continue the Company in existence upon the terms and conditions set forth in this Agreement. The Certificate may be restated by the Company as provided in the Act or amended by the Company with respect to the address of the registered office of the Company in Delaware or the name and address of its registered agent in Delaware. Other additions to or amendments of the Certificate shall be authorized as provided in Section 2.5. The Certificate of Formation, as so amended from time to time, is referred to herein as the “Certificate.” Any Member who so requests shall have the right to receive from the Company a copy of the Certificate and any amendment thereto.

2.2 Name. The name of the Company is “SRAM Holdings, LLC”, or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or “LLC.”

2.3 Purpose of the Company. The Company is organized for any lawful business, purpose or activity that may be conducted by a limited liability company under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.

2.4 Term. The term of the Company shall be perpetual from the date of filing of the Certificate with the Secretary of State of the State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5 Filings.

(a) The Board shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law.

(b) The Board shall cause to be taken all actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

2.6 No State Law Partnership. The Members intend that the Company shall not constitute or be treated as a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purpose other than U.S. federal income tax and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for U.S. federal income tax purposes, and if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Members shall not make any election under Treasury Regulations Section 301.7701-3, or any comparable provisions of state or local law, to treat the Company as an entity other than a partnership for U.S. federal, state or local income tax purposes.

2.7 Seal. The Board may adopt a seal of the Company in such form as the Board shall decide.

ARTICLE 3

OFFICES

3.1 Registered Office and Registered Agent. The address of the Company’s initial registered office in Delaware shall be 615 South DuPont Highway, City of Dover, County of Kent, Zip Code 19901, and the name of its initial registered agent at such address shall be National Corporate Research, Ltd.

3.2 Principal Office. The principal office and place of business of the Company initially shall be 1333 N. Kingsbury, 4th Floor, Chicago, Illinois 60622. The Board may change the principal office or place of business of the Company from time to time and may cause the

Company to establish other offices or places of business in various jurisdictions and appoint agents for service of process in such jurisdictions.

3.3 Other Offices. The Board may at any time cause the Company to establish other business offices within or without the State of Delaware and appoint agents for service of process in jurisdictions without the State of Delaware.

ARTICLE 4

MEMBERS; LIMITED LIABILITY OF MEMBERS; CLASSES; INTERESTS OF

MEMBERS; CERTIFICATES; VOTING RIGHTS; MEETINGS OF MEMBERS

4.1 Members; Admission of New Members. Each of the parties to this Agreement, and each Person admitted as a Member of the Company pursuant to this Agreement, shall be a Member of the Company until it ceases to be a Member in accordance with the provisions of this Agreement. Other than a substituted Member admitted pursuant to Section 11.2, additional Persons may be admitted to the Company as Members (“New Members”) only upon the approval of the Members holding a majority of the outstanding Common Units and upon such terms and conditions as are established by the Board, which may include the establishment of classes or groups of Members having different relative rights, powers and duties, including rights and powers that are superior or inferior to those of existing Members, or the right to vote as a separate class or group on matters specified by amendment of this Agreement; provided, that any New Member shall be admitted as a New Member only upon such New Member’s agreement to be bound by the terms and conditions of this Agreement and execution of a joinder substantially in the form attached hereto as Exhibit A. New Members approved in accordance with the foregoing shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Board, and Schedules 1 and 2 of this Agreement shall be amended or restated accordingly (which schedules shall be maintained by the Secretary of the Company).

4.2 Limited Liability. The liability of each Member shall be limited as set forth in the Act and other applicable law and, except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company. Except as required by law, no Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return Distributions made by the Company.

4.3 Nature of Ownership; Agreement Is Binding upon Successors. The Units held by Members constitute their personal property. No Member has any interest in any specific asset or property of the Company. Subject to the provisions of Article 11, in the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator or other legal representative of such Member shall be bound by the provisions of this Agreement. Subject to the provisions of Article 11, if a Member that is not a natural person is dissolved or terminated, the successor of such Member shall be bound by the provisions of this Agreement.

4.4 Certificates Evidencing Units. The Company may, at the discretion of the Board, issue to any or all Members of the Company certificates signed on behalf of the Board by its officers, representing the Units held by such Member, which signatures may be facsimiles. If a certificate is worn out or lost, it may be renewed on production of the worn out certificate or on satisfactory proof of its loss, together with such indemnity as may be reasonably required by the Board. Any certificate for Units shall be imprinted with legends substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS CONTAINED IN THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF ISSUER OF SUCH SECURITIES (THE “COMPANY”). A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

4.5 Voting Rights.

(a) Except as specifically provided herein or otherwise required by applicable law, each Common Unit shall carry the right to one (1) vote on all matters to be voted on by the Members of the Company. When a quorum is present, the affirmative vote of the majority of Common Units held by Members voting together as a single class (whether present in person or represented by proxy) entitled to vote on the matter shall be the act of the Members, unless the subject matter is one upon which by express provision of the Act or this Agreement requires the consent (i) of a greater majority or (ii) of a specific Member or Members in which two cases such express provision shall govern and control the decision of such question.

(b) Only Persons who are listed as being Members holding Common Units on the records of the Company on the record date as provided in Section 4.11 shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting. Any Member entitled to vote on any matter may cast part of its votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Manager in accordance with the terms of this Agreement), but if the Member fails to specify the Units that such Member is voting affirmatively, it will be conclusively presumed that the Member’s approving vote is with respect to all votes that such Member is entitled to cast. Such vote may be by voice or by ballot; provided, that all votes for election or removal of a Manager in accordance with the terms of this Agreement must be by ballot upon demand made by a Member at any meeting at which such election or removal is to be considered and before the voting begins.

(c) Without limiting the preceding provisions of this Section 4.5, no Person shall be entitled to exercise any voting rights as a Member until such Person:

(i) shall have been admitted as a Member, and

(ii) shall have made in full any Capital Contribution required of such Person.

(d) Except as otherwise expressly provided in this Agreement, Members (in their capacities as such) shall not participate in the control or management of the business of the Company.

4.6 Place of Meetings. All meetings of the Members shall be held at any place within or without the State of Delaware which may be designated by the Board. In the absence of such designation, Members’ meetings shall be held at the principal executive office of the Company. Notwithstanding the foregoing, the Board or those Members entitled to call a meeting of the Members may request that any such meeting be held by telephonic conference call.

4.7 Meetings of Members. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by the Board, by Members entitled to cast not less than a majority of Common Units at the meeting. Upon request in writing that a meeting of Members be called for any proper purpose upon which Members are entitled to vote hereunder, the Board forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than five (5) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Member entitled to vote not less than one (1) business day nor more than sixty (60) days before the meeting. Such notices shall state:

(a) either the place of such meeting or that such meeting is telephonic and the date and hour of the meeting; and

(b) those matters that the Board or Members, at the time of the mailing of the notice, intend to present for action by the Members.

4.8 Quorum. The presence at any meeting in person (including by telephone, if applicable) or by proxy of Members holding not less than a majority of the Common Units entitled to vote at such meeting shall constitute a quorum for the transaction of business. If, however, such quorum will not be present at any meeting of the Members, the Members entitled to vote at such meeting will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until Members representing a quorum are present or represented.

4.9 Waiver of Notice. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person (including by telephone, if applicable) or by proxy, and if, either before or after the meeting, each Person entitled to vote, present in person (including by telephone, if applicable) or by proxy, signs (including by facsimile) a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of Members. All such waivers, consents or approvals shall be filed with the Company’s records and made a part of the minutes of the meeting. Attendance of a Member at a meeting (including by telephone, if applicable) shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

4.10 Action by Members Without a Meeting. Any action which, under any provision of the Act or the Certificate or this Agreement, may be taken at a meeting of the Members, may be taken without a meeting, and without notice, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All such consents shall be filed with the Board and shall be maintained in the Company’s records; provided, that a copy of any such consent is provided to each Member entitled to vote with respect to such matter no less than one (1) business day prior to its effectiveness.

4.11 Record Date. The Board may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members to receive any report and to receive distributions. The record date so fixed shall be not more than sixty (60) days nor less than fifteen (15) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a distribution or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by the Act or in the Certificate or this Agreement. If the Board does not so fix a record date for determining Members entitled to notice of or to vote at a meeting of Members, the record date shall be deemed to be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held.

4.12 Members Are Not Agents. Pursuant to Article 5, the management of the Company is vested in the Board. The Members shall have no power to manage or participate in the management of the Company, or bind or act on behalf of the Company in any way, except as expressly authorized by the Act, this Agreement or the Certificate. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1 Board; Designation and Powers of the Board

(a) Subject to the provisions of the Act and any limitations in the Certificate and this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all of its powers shall be exercised by or under the direction of the Board. All actions, decisions, consents, determinations and elections made or taken by the Board in accordance with this Article 5 shall be binding on all of the Members. Except as otherwise expressly provided in this Agreement, the Members shall not participate in the management or control of the business and affairs of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. The Board shall be comprised of two (2) natural persons (each, a “Manager”), which number may be increased or decreased from time to time upon a resolution of the Board and the consent of the Members holding a majority of the outstanding Common Units.

(b) The Board shall be appointed (and any Manager may be removed) from time to time by Members holding a majority of the outstanding Common Units voting at a meeting of the Members or otherwise by the written consent of Members holding a majority of the outstanding Common Units provided that, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created Manager positions resulting from any increase in the authorized number of Managers, may be filled by a majority of the Managers then in office, although less than a quorum, or by a sole remaining Manager. Each Manager shall hold office until the earlier of his or her resignation or removal or until his or her successor shall have been duly appointed and qualified in accordance herewith.

(c) The Board may elect one Manager as Chairman of the Board to conduct meetings of the Board and oversee the administration of the Board.

5.2 Board Voting. Each Manager present at any meeting of the Board (whether in person, telephonically or otherwise) or each Manager signing any written resolution or consent of the Board or authorizing any other action of the Board shall have the right to exercise one (1) vote in the aggregate at any such meeting or in respect of such resolution, consent or action. Except as otherwise stated in this Agreement, decisions of the Board shall be made by a majority of the votes cast.

5.3 Current Managers. The names and addresses of the Managers appointed to the Board from and after the Effective Date until removal, replacement, resignation or otherwise pursuant to this Article 5, and the Chairman of the Board, are as set forth in Schedule 4.

5.4 Agency Authority of Managers. With the prior consent of the Board (which may be in the form of a blanket authorization), any Manager or officer of the Company may sign contracts on behalf of the Company and endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company.

5.5 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

5.6 Resignations. Any Manager may resign effective upon giving written notice to the Board, which notice shall be effective upon delivery, unless the notice specifies a later time for the effectiveness of such resignation. A successor to such Manager shall be designated by the Member(s) that designated the resigning Manager.

5.7 Waiver of Fiduciary Duties; Corporate Opportunities.

(a) To the full extent permitted by the Delaware Limited Liability Company Act, all Members and Managers hereby waive any and all fiduciary duties that, absent such waiver, may be implied by law or equity.

5.8 Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Board as set forth herein. Any Person dealing with the Company may rely upon a certificate or resolution signed by the entire Board, as to:

(a) the identity of any Manager or officer of the Company;

(b) the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by any Managers, which is in any manner germane to the affairs of the Company;

(c) the persons who are authorized to execute and deliver any instrument or document on behalf of the Company;

(d) any act or failure to act by the Company; or

(e) any other matter whatsoever involving the Company or any Member.

5.9 Officers. The Board may in its discretion determine that the Company shall have officers. The names of the officers of the Company from and after the Effective Date until removal, replacement, resignation or otherwise pursuant to this Article are as set forth in Schedule 3. The following provisions of this Section shall apply with respect to officers:

(a) The officers of the Company may, but need not, include a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President, Secretary and Treasurer and other officers appointed by the Board. Any number of offices may be held by the same person. Officers may, but need not, be Managers and/or Members;

(b) each officer of the Company shall be chosen by the Board and shall serve at the pleasure of the Board and may be removed by the Board, with or without cause, subject to applicable contractual obligations;

(c) any vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Board;

(d) the terms and condition of employment and the responsibilities of the officers of the Company shall be fixed from time to time by the Board;

(e) except as required by law, no officer shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being an officer of the Company; and

(f) nothing contained in this Section 5.9 shall affect or be construed as affecting the terms of any contract of employment between the Company and any officer.

ARTICLE 6

MEETINGS OF THE BOARD

6.1 Place of Meetings. Meetings of the Board shall be held at any place within or without the State of Delaware that has been designated from time to time by the Board. In the absence of such designation, meetings of the Board shall be held at the principal executive office of the Company. Notwithstanding the foregoing, the Board or any Manager entitled to call a meeting of the Board may request that any such meeting be held by telephonic conference call.

6.2 Meetings of the Board.

(a) The Board shall meet from time to time as the Board may determine for the purpose of organization and consideration of any business that may properly be brought before the meeting.

(b) Meetings of the Board may be called for any purpose or purposes at any time by any of (i) the Chairman of the Board or a majority of the Managers. Notice of the time and place of meetings (or whether such meeting shall be telephonic) shall be delivered personally or by telephone to each Manager, or sent by mail, e-mail or facsimile transmission, charges prepaid, addressed to such Manager at his or her address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, at the place at which the meetings of the Board are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least three (3) days prior to the time of the holding of the meeting. In case such notice is sent by facsimile transmission, it shall be transmitted by the person giving the notice by electronic means to the Manager at least one (1) business day prior to the time of the holding of the meeting. In case such notice is delivered personally, by telephone, or by e-mail, as above provided, it shall be so delivered at least one (1) business day prior to the time of the holding of the meeting. Any notice given personally, by telephone, or by e-mail may be communicated to either the Board or to a person at the office of the Company whom the person giving the notice has reason to believe will promptly communicate it to the Board. The Company has the responsibility to deliver to each Manager any notice received by the Company as described in the preceding sentence. Such deposit in the mail, delivery to a common carrier, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to the Board. The notice need not specify the purpose of the meeting.

6.3 Quorum; Participation in Meetings by Conference Telephone Permitted; Vote Required for Action. Physical or telephonic presence of Manager(s) with the right to exercise a majority of votes in the aggregate at a meeting of the Board constitutes a quorum for the transaction of business. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can communicate with and hear one another. Every resolution, consent, act or decision done or made by a majority of the votes by Manager(s) present at a meeting of the Board duly held at which a quorum is present shall be regarded as the act of the Board. A meeting of the Board at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, provided, that any action taken is approved by at least the requisite number of Managers of the required quorum for such meeting. Manager(s) who have the right to exercise a majority of the votes present may adjourn any meeting of the Board to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Board, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Managers who were not present at the time of the adjournment.

6.4 Waiver of Notice; Consent to Meeting. Notice of a meeting of the Board need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

6.5 Unanimous Action by Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by every then-acting Manager of the Company. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

ARTICLE 7

UNITS; PERCENTAGE INTERESTS

7.1 Units. The Members’ interests in the Company are divided into and represented by the Units, each having the rights and obligations specified in this Agreement, as it may be amended from time to time. The Secretary of the Company shall maintain schedules that set forth the identity of the Members from time to time, their respective mailing addresses and the Units held by them. Effective upon consummation of the Reorganization and the execution and adoption of this Agreement, all outstanding “Incentive Units” (as defined in the 2011 Interim Operating Agreement) shall be converted into and reclassified as “Common Units.” At such time, each Incentive Unit shall be converted into one Common Unit. The number of Common Units held by each Member after giving effect to this conversion and reclassification will be set forth in Schedule 2. Subject to the terms of this Agreement, including, the Board may issue additional Common Units for such purposes and in exchange for such Capital Contributions as it shall deem necessary or desirable. Subject to the terms of this Agreement, the Board may create and issue any other class or classes of Units or other equity interests in the Company for such purposes and in exchange for such consideration as it shall deem necessary or desirable, which Units or other equity interests in the Company may have rights and obligations that are different from, and superior or inferior to, those of the Common Units.

7.2 Percentage Interests. The Percentage Interests of the Members as of the Effective Date will be set forth in Schedule 2, which shall be amended from time to time upon the issuance or redemption of Units in accordance with this Agreement to reflect modifications to the Percentage Interests of the Members.

ARTICLE 8

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

8.1 Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Contributions or Capital Account or to receive any particular asset in liquidation of the Company or otherwise.

8.2 Additional Capital Contributions.

(a) Except as provided in this Section 8.2, from and after the Effective Date, any Member shall have the right, but not the obligation, to make additional Capital Contributions to the Company in exchange for additional Units as approved by the Board. Notwithstanding the foregoing, in accordance with Treasury Regulation Section 1.1032-3, SRAM shall be deemed to make a Capital Contribution (each, a “Deemed Contribution”) upon the issuance by SRAM of any its capital stock as consideration for services rendered to the Company or any of its Subsidiaries (including issuances pursuant to the exercise of options); provided that, in the discretion of the Board, (x) SRAM shall be treated as having made a Capital Contribution equal to the product of the amount of the Deemed Contribution and SRAM’s Percentage Interest, and (y) SRAM shall be treated as having made a capital contribution to SRAM-SP2, followed immediately by a Capital Contribution by SRAM-SP2, in an amount equal to the remaining amount of the Deemed Contribution.

(b) Subject to the provisions in this Agreement, the Board may permit Members to make additional Capital Contributions in cash or in property. Upon the making of an additional Capital Contribution by an existing Member, or upon the admission of a new Member in accordance with this Agreement and the Act, such Member or Members shall acquire such number and class of Units or other equity interests in the Company as the Board shall determine to be consistent with such contribution and shall receive a credit to its Capital Account for such additional Capital Contribution.

(c) Subject to the provisions in this Agreement, the Board may issue new Units in, and admit new Members to, the Company for such consideration as it determines, and the Fair Market Value of such consideration shall be deemed to be the new Member’s initial Capital Contribution to the Company.

8.3 Capital Accounts.

(a) A separate capital account (“Capital Account”) shall be established for each Member and shall be maintained in all respects in accordance with Section 704 of the Code and the Treasury Regulations, including Treasury Regulations Section 1.704-1(b) promulgated thereunder. Without limiting the foregoing, a Member’s Capital Account shall be increased by (i) the amount of the Capital Contributions made by such Member to the Company and (ii) allocations of Profit and other items of income or gain to such Member under this Agreement, and shall be reduced by (iii) the amount of the Distributions (not including any guaranteed payment under Section 707(c) of the Code) made to such Member by the Company and (iv) allocations of Loss and other items of deduction or loss to such Member under this Agreement.

(b) Except as may be required by the Act or any other applicable law, no Member shall be required to restore or pay to the Company or to any other Member any deficit or negative balance that may exist in such Member’s Capital Account, whether upon liquidation of the Company or otherwise.

ARTICLE 9

ALLOCATION OF PROFITS AND LOSSES

9.1 Capital Account Allocations. Except as otherwise required by Section 9.2, Profit and Loss of the Company shall be allocated to the Members as of the close of business on the last day of any Fiscal Period in a manner that, after taking into account all Capital Contributions and Distributions during such Fiscal Period, causes, to the extent possible, the Capital Account balances of each Member to equal the amount such Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to their Carrying Values (assuming for this purpose only that the Carrying Value of an asset that secures a nonrecourse liability for purposes of Treasury Regulations Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulations Section 1.704-2(d)(2)), all the Company’s liabilities were satisfied to the extent required by their terms and the net proceeds were distributed pursuant to Section 10.1(b), reduced by such Member’s share of Company Minimum Gain, as determined pursuant to Treasury Regulations Section 1.704-2(g) and Member Minimum Gain, as determined pursuant to Treasury Regulations Section 1.704-2(i)(5), in each case, as of the end of such Fiscal Period.

9.2 Regulatory Allocations. Notwithstanding Section 9.1, the following special allocations shall be made in the following order and priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Member pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 9.2(a) is intended to comply with the “minimum gain chargeback requirement” in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Period, determined in accordance with Treasury Regulations Section 1.704-2(i)(3), then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Member pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 9.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), such Member shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of income and gain) in an amount and in the manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 9.2(c) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article 9 have been tentatively made as if this Section 9.2(c) were not a part of this Agreement. This Section 9.2(c) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e) Nonrecourse Deductions. Nonrecourse Deductions for each Fiscal Period shall be allocated among the Members in proportion to their respective Percentage Interests.

9.3 Tax Allocations.

(a) Except as otherwise provided in this Section 9.3, the Company shall allocate each item of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Members’ Capital Accounts.

(b) The Company, for U.S. federal income tax purposes, shall allocate items of income, gain, loss, depreciation, cost recovery and amortization deductions attributable to any Capital Contribution with a Built-In Gain or Built-In Loss pursuant to Section 704(c) of the Code using any method permissible under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, as determined by the Board. Similar allocations shall be made in the event that the Carrying Value of Company properties subject to depreciation, cost recovery or amortization are adjusted pursuant to the definition of Carrying Value upon the issuance of Units in the Company. If an existing Member acquires additional Units, such allocations shall apply only to the extent of its additional Units. No allocation under Section 704(c) of the Code shall be charged or credited to a Member’s Capital Account.

9.4 Other Allocation Rules.

(a) Notwithstanding the foregoing, if during any Fiscal Period there is a change in any Member’s Percentage Interest, as a result of the transfer of Units, the admission of a new Member or otherwise, the Members agree that their allocable shares of Profit and Loss, and each item thereof, for the Fiscal Period shall be determined under any method determined by the Board to be permissible under Section 706 of the Code and the Treasury Regulations thereunder to take into account such Member’s varying interests.

(b) The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of the Company’s income and loss for income tax purposes, except to the extent otherwise required by law.

ARTICLE 10

DISTRIBUTIONS

10.1 Distributions

(a) Tax Distributions. Notwithstanding Section 10.1(b), to the extent a Member receives or is estimated to receive allocations of net taxable income and gain (including, without limitation, allocations of income pursuant to Section 9.3(b)) for a Fiscal Period (or a portion thereof) that when added to the net taxable income and gain from all prior Fiscal Periods exceeds net taxable deductions and losses previously allocated to such Member in all prior Fiscal Periods (“Excess Income”), but has not otherwise received aggregate corresponding Distributions of Net Cash Flow pursuant to Section 10.1 (taking into account all prior Distributions, including, without limitation, Distributions in previous Fiscal Periods and Distributions pursuant to this Section 10.1(a)) sufficient to pay (i) the greater of the U.S. federal income tax or U.S. federal alternative minimum income tax, plus (ii) the greater of the state and local income tax or state and local alternative minimum income tax, on such Member’s Excess Income (including any estimate thereof) based on the Assumed Tax Rate (“Distribution Shortfall”), the Company shall distribute to the Members a sufficient amount of Net Cash Flow (limited to the amount thereof) to satisfy such Distribution Shortfall for each Member (“Tax Distribution”). Tax Distributions shall be made quarterly (15 days prior to the due date) in an amount necessary for the payment of U.S. federal estimated or income tax (as applicable) in amounts sufficient to satisfy the U.S. federal, state and local estimated and income tax obligations of the Members (calculated based on the Assumed Tax Rate and the Company’s estimate of the taxable income that will be allocated to such Members for the current Fiscal Period). In the event that Net Cash Flow is insufficient to satisfy the Tax Distribution requirements of this Section 10.1(a) when payable, such deficiency shall be satisfied as soon as Net Cash Flow exists. Any Tax Distribution paid to a Member under this Section 10.1(a) after the Effective Date shall be treated as a preliminary Distribution of future amounts due to such Member under Section 10.1(b)(ii) and any future Distributions due to such Member under Section 10.1(b)(ii) shall be adjusted so that, to the greatest extent possible, aggregate Distributions are according to the Section 10.1(b) priorities. Amounts distributed to satisfy estimated tax payments shall be taken into account in computing subsequent Tax Distributions hereunder.

(b) When the Company elects to makes a Distribution in accordance with the terms of this Agreement, the Company shall make Distributions to the Members, including Distributions in kind pursuant to Section 10.2, in the order and manner set forth in this Section 10.1(b):

(i) to all of the Members in proportion to their respective balances (or of the predecessors) in their Capital Accounts on June 7, 2011 after giving effect to the Recapitalization until the aggregate cumulative amount of Distributions made pursuant to this Section 10.1(b)(i) equals the aggregate amount of all of the Members’ Capital Accounts on June 7, 2011 after giving effect to the Recapitalization; and

(ii) to all of the Members pro rata in accordance with their Percentage Interests.

10.2 Distributions in Kind. The Board may direct that property of the Company be distributed in kind (pro rata among all Members participating in such distribution based on the amount distributed to such Members pursuant to Section 10.1 in such distribution). When property of the Company is distributed in kind, the Company shall treat such Distribution as a distribution of Net Cash Flow equal to the Fair Market Value of such property (net of any liabilities assumed by the Members or to which such property is subject).

10.3 Payments on Behalf of a Member. All amounts withheld pursuant to the Code or any provision of any state, local or foreign law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Member with respect to whom such amount was withheld and shall be treated as a preliminary distribution of future amounts of Distributions due to such Member under the provisions of Section 10.1(b) and any future Distributions due to such Member under Section 10.1(b) shall be adjusted so that, to the greatest extent possible, aggregate Distributions are according to the Section 10.1(b) priorities. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any governmental authority any amount required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law.

ARTICLE 11

TRANSFER OF UNITS

11.1 Transfer of Units

(a) No Member, shall sell, exchange, transfer, assign, make a gift of, pledge, encumber, hypothecate, alienate or otherwise dispose of (whether directly or indirectly, with or without consideration and whether voluntarily or involuntarily or by operation of law) in whole or in part (each a “Transfer”), his, her or its Units (including, for purpose of this Article 11, all Units then issuable upon conversion or exercise of Unit Equivalents) to any Person (other than the Company or another Member), except as expressly provided in Sections 11.1(b) (which is subject to Section 11.1(d)). Any Transfer or purported Transfer of any Unit not made in accordance with this Article 11 shall be void ab initio.

(b) Subject always to Sections 11.1(c) and 11.1(d), a Member may Transfer all or a portion of his, her or its Units only with the consent of the Board, not to be unreasonably withheld; provided, that any Transfer permitted by this Section 11.1(b) shall not release the Member or such other Person from his, her or its obligations to the Company without the prior written approval of the Board. Any such Transfer approved by the Board pursuant to this Section 11.1(b) shall be referred to herein as a “Permitted Transfer.”

(c) A Transfer shall not be treated as a Permitted Transfer unless and until the following conditions are satisfied:

(i) Except in the case of an involuntary Transfer of Units or a Transfer of Units by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effect such Transfer, including execution of a joinder substantially in the form attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of this Agreement. In the case of an involuntary Transfer of Units or a Transfer of Units by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses (including attorneys’ fees and expenses) that it reasonably incurs in connection with such Transfer;

(ii) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required U.S. federal and state tax returns and other legally required information, statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred interest until it has received such information; and

(iii) Except in the case of an involuntary Transfer of Units or a Transfer of Units by operation of law, either (A) such Transfer and/or Units shall be registered under the Securities Act, and any applicable state securities laws, or (B) such Transfer shall be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities.

(d) Notwithstanding anything to the contrary herein, no Transfer of Units shall be permitted, nor shall any transferee become a beneficial owner of Units pursuant to a Transfer, if such Transfer would cause (i) the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code; (ii) the Company to have more than 100 members (as determined either for purposes of Section 7704 of the Code, including the look- through rule in Treasury Regulations Section 1.7704-1(h)(3), or for purposes of the Investment Company Act of 1940, as amended); (iii) noncompliance by the Company with any applicable law, including any applicable securities laws; or (iv) any effect on the Company’s existence or qualification as a limited liability company under the Act.

(e) Notwithstanding anything to the contrary contained in this Section 11.1 or elsewhere in this Agreement, no transferee in any Permitted Transfer (but excluding transferees that were Members immediately prior to such a Transfer, who automatically shall become Members with respect to any additional Units they so acquire) shall become a Member in respect of the interest so transferred unless such transferee is admitted as a Member pursuant to Section 11.2 below.

(f) Following the Transfer of any Unit permitted under this Section 11.1, the transferee of such Unit (i) shall be treated as having made all of the Capital Contributions made by, and received all of the allocations and Distributions received by, the transferor in respect of such Unit (and other items properly attributable to the Transferred Unit also shall pass to the transferee) and (ii) shall have the rights and obligations of a holder of such Unit so long as such transferee owns such Unit. No transferee of a Unit may further Transfer such interest without complying with the provisions of this Section 11.1.

(g) Subject to the proviso in Section 11.1(b) above, any Member who Transfers all of the Units or other equity securities of the Company owned by it in accordance with this Section 11.1 thereupon will cease to be a Member.

11.2 Admission of Substituted Members. Subject to the other provisions of this Article 11, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of each of the conditions set forth in this Section 11.2:

(a) Members holding a majority of the Common Units consent to such admission, which consent may be given or withheld by any Member in such Member’s sole and absolute discretion; provided, that such consent shall be deemed to be given by each Member with respect to any transfer that satisfies (b) and (c) and, if applicable, (d) below.

(b) The Unit with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer.

(c) The transferee of the Unit shall, by execution of a joinder substantially in the form attached hereto as Exhibit A, agree to be bound by the terms and conditions of this Agreement.

(d) Except in the case of an involuntary Transfer of Units or a Transfer of Units by operation of law, if required by the Board, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

11.3 Rights of Unadmitted Assignees. Any Person that acquires a Unit but that is not admitted as a substituted Member pursuant to Section 11.2 hereof shall be entitled only to allocations and distributions with respect to such Unit in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

ARTICLE 12

ACCOUNTING; REPORTING TO AND BY MEMBERS

12.1 Books and Records. The books and records of the Company, including the Schedules hereto, shall be kept at the principal offices of the Company. The books and records for any taxable year shall be retained until such taxable year has been closed under U.S. federal and state income tax laws, by the running of the statute of limitations or otherwise. The Company shall, upon reasonable prior notice and during normal business hours, make available to each Member holding Common Units or its representatives or designees, for purposes reasonably related to the interest of that Person as a Member, all properties, assets, books of account, records, contracts and other documents of the Company and any other material reasonably requested by the inspecting Member, for inspection and, in the case of books of account, records, contracts and other documents, copying at the inspecting Member’s cost, and shall use its best efforts to make available to the inspecting Member the accountants, officers and employees of the Company for interviews to verify any information furnished or to enable the inspecting Member otherwise to review the Company and its operations. Without limiting the foregoing, the Company shall provide access to the facilities, systems and books and records of the Company to the extent reasonably considered necessary by the accountants and internal audit departments of the inspecting Member. The Company shall maintain at its principal executive office all of the following:

(a) a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions, Capital Accounts and number and class of Units of each Member;

(b) a current list of the full name and business or residence address of each Manager;

(c) a copy of the Certificate and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

(d) copies of the Company’s U.S. federal, state and local income tax or information returns and reports, if any, and any tax returns or reports filed by or on behalf of the Company in any other jurisdiction, for the six (6) most recent taxable years;

(e) a copy of this Agreement and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed; and

(f) copies of the audited financial statements of the Company, if any.

12.2 Methods of Accounting.

(a) The Company shall cause to be prepared with respect to each Fiscal Year financial statements based on GAAP.

(b) In addition, the Company shall maintain such records and accounts as are necessary to compute (i) the Profit or Loss of the Company (and individual items of income, gain, deduction and loss for Capital Account purposes) and the Capital Accounts of the Members and (ii) the taxable income or loss of the Company (and individual items of income, gain, deduction and loss for tax purposes).

12.3 Delivery to Members and Inspection.

(a) Upon the request of any Member holding Common Units for purposes reasonably related to the interest of that Person as a Member, the Board shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Section 12.1(a) through (f), and a copy of this Agreement.

(b) Each Member holding Common Units and each Manager has the right, upon reasonable request, for purposes reasonably related to the interest of the Person as a Member or Manager, to:

(i) inspect and copy during normal business hours any of the Company records described in Sections 12.1; and

(ii) obtain from the Board, promptly after their becoming available, a copy of the Company’s U.S. federal, state and local income tax or information returns.

(c) The Board shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company’s accountants, if applicable. As soon as reasonably practicable after the end of each quarter and each Fiscal Year, the Board shall cause each Member holding Common Units to be furnished with a copy of a profit and loss statement of the Company for each such period, and a balance sheet of the Company as of the last day of such period.

(d) Any inspection or copying by a Member under this Section 12.3 may be made by that Person or that Person’s agent or attorney.

(e) To assist direct and indirect Members to make timely requests for extensions of the time in which to file their income tax returns, the Company shall transmit as soon as reasonably practicable following the end of each Taxable Year, a sufficiently detailed good faith estimate of the income or loss and expenses of the Company for such Taxable Year.

Such estimates shall be based on the information available when they are prepared; accordingly, the final allocations that will appear on Schedules K-1 issued to the Members for any Taxable Year may vary significantly from the earlier good faith estimates. In all events, the Company shall deliver to each of the Members a final Schedule K-1 for each Taxable Year as soon as practicable.

12.4 Filings. The Board, at the Company’s expense, shall cause to be prepared and timely filed any required reporting or filing requirements imposed by any governmental agency or authority. The Board, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate U.S. federal and state regulatory and administrative bodies, amendments to or restatements of the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules and regulations.

12.5 Bank Accounts. The Board shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

12.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board. The Board may rely upon the advice of the Company’s accountants as to any such matter.

ARTICLE 13

TAX MATTERS

13.1 Tax Returns; Tax Accounting Methods; Tax Elections. The Tax Matters Partner shall cause the U.S. federal and any required state or local income tax returns of the Company to be prepared and filed on behalf of the Company, and it shall cause copies of such returns to be furnished to each of the Members. The Tax Matters Partner shall select such tax accounting methods and, except as provided in Section 2.6 or as determined by the Board pursuant to Section 9.3(b), shall cause such income tax elections to be made on behalf of the Company as the Tax Matters Partner determines, in its reasonable discretion, to be in the best interest of the Company. Subject to the requirements of Section 11.6, the Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes and shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, but without changing the economic relationships created by, or the essential terms of, this Agreement, as may be reasonably required to qualify for and receive treatment as a partnership for U.S. federal income tax purposes. The Tax Matters Partner may cause the Company to make all elections required or permitted to be made by the Company under the Code and not otherwise expressly provided for in this Agreement, in the manner that the Tax Matters Partner determines will be most advantageous to the Company.

13.2 Tax Matters Partner.

(a) SRAM-SP2 is hereby appointed and shall serve as the tax matters partner of the Company (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code. The Tax Matters Partner shall (i) furnish to each Member affected by an audit of Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority, and (ii) keep such Members informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code.

(b) The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Company shall reimburse the out-of-pocket expenses (including outside attorneys’ and other outside professional fees) incurred by the Tax Matters Partner in such capacity. The cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

(c) The Company shall indemnify and hold harmless the Tax Matters Partner from and against any loss, liability, damage, cost or expense (including attorneys’ and accountants’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Partner, so long as such act or decision was not the result of gross negligence, fraud, or bad faith by the Tax Matters Partner. The Tax Matters Partner shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of its responsibilities and authority as Tax Matters Partner, and any act or omission of the Tax Matters Partner pursuant to such advice in no event shall subject the Tax Matters Partner to liability to the Company or any Member.

ARTICLE 14

DISSOLUTION AND LIQUIDATION

14.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following (each, a “Dissolution Event”):

(a) upon the written consent of the Board and the Members holding a majority of the outstanding Common Units;

(b) upon the sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions; or

(c) upon entry of a decree of judicial dissolution under Section 18-802 of the Act, unless the Company is continued as permitted under the Act.

No other event or occurrence shall cause a Dissolution Event or, if it does, the Members shall continue the Company.

14.2 Liquidation of the Company. Upon a Dissolution Event the Member or Members mutually designated by a the Board shall act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until the final winding up of the Company, the liquidator(s) shall continue to operate the Company’s properties with all of the power and authority of the Board, subject to the power of the Board to remove and replace such liquidator(s). The steps to be accomplished by the liquidator(s) are as follows:

(a) As promptly as possible after a Dissolution Event and again after final winding up of the Company, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the Dissolution Event occurs or the final liquidation is completed, as applicable.

(b) The liquidator(s) shall cause the Company’s property to be liquidated as promptly as is consistent with obtaining the Fair Market Value thereof.

(c) The liquidator(s) shall distribute the proceeds of such liquidation and any other assets of the Company (subject to any requirement under the Act) in the following order of priority:

(i) first, to payment of all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation);

(ii) second, to the establishment of adequate reserves for the payment and discharge of all debts, liabilities and obligations of the Company, including contingent, conditional or unmatured liabilities, in such amount and for such term as the liquidator(s) may reasonably determine;

(iii) third, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members in accordance with Section 10.1(b), as promptly as practicable, but in any event within the time required by Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

(d) The liquidator(s) shall use all reasonable efforts to reduce the assets of the Company to cash and to distribute cash upon liquidation to the Members. Subject to the foregoing, if any assets of the Company are not reduced to cash, then the liquidator(s) (i) shall hire independent recognized appraisers to appraise the value of the non-cash assets of the Company (the cost of such appraisal to be considered an expense of the Company), (ii) shall allocate, in accordance with Section 9.1, any unrealized gain or loss determined by such appraisal to the Members’ Capital Accounts as though the non-cash assets had been sold on the date of distribution and (iii) shall, after giving effect to any such adjustment, treat the distribution of such non-cash assets as equivalent to a distribution of cash in the amount determined by the appraisal of such assets. No Member shall have any right to any specific assets of the Company except as otherwise herein specifically provided. In making distributions of non-cash assets under this Section 14.2, such assets may be distributed unequally among the Members only to the extent necessary to avoid any Member receiving an asset that it is prohibited from holding or that could result in adverse tax consequences to such Member, provided, that such unequal distribution shall not affect the aggregate amount of distributions to any Member.

(f) Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the liquidator(s), which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

(g) As soon as possible following application of the proceeds of liquidation and any assets that are to be distributed in kind, any Member (or any other appropriate representative of the Company) shall execute a certificate of dissolution in the form prescribed by the Act and shall file the same with the Secretary of State of the State of Delaware.

14.3 Assumption of Liabilities. No party hereto shall incur, or be deemed to incur, any liabilities or obligations as a result of the dissolution of the Company in accordance with the provisions set forth in this Article 14.

14.4 Withdrawal. Except in connection with a transfer of Units in accordance with this Agreement, no Member shall withdraw or resign from the Company without the prior written consent of the Board (which consent may be withheld in its sole discretion) and no Member shall be subject to expulsion from the Company except as expressly agreed by the Board. Neither the withdrawal, resignation, expulsion or admission of any Member nor any other circumstance, action or condition shall permit any early termination or dissolution of the Company, which, except as provided in Section 14.1, shall not be wound up or liquidated and which shall continue unaffected.

14.5 Winding Up. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the property and assets of the Company after the payment of all debts and liabilities of the Company are insufficient to return the Capital Contributions of any Member, such Member shall have no recourse against any other Member.

14.6 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 14, in the event that the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the assets of the Company shall not be liquidated, the debts and other liabilities of the Company shall not be paid or discharged, and the affairs of the Company shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all of its assets and liabilities to a new limited liability company, and then deemed to liquidate by distributing interests in the new limited liability company to the Members.

ARTICLE 15

INDEMNIFICATION AND INSURANCE

15.1 Right of Indemnification. The Company shall indemnify and hold harmless any Member, Manager, officer, employee, agent and Affiliate thereof (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be a Member, a Manager, officer or any Affiliate thereof at the time any such liability or expense is paid or incurred; provided, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the Company or its Members, (ii) for acts or omissions which involve fraud or intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Indemnitee received any improper personal benefit.

15.2 Advances of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 15 shall, from time to time, upon request by the Indemnitee and approval by the Board, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Article 15.

15.3 Other Rights. The indemnification provided by this Article 15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Board or Members as a matter of law or equity, or otherwise, both as to an action in the Indemnitee’s capacity as a Member, a Manager, an officer, an employee, an agent or any Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

15.4 Insurance and Other Financial Arrangements. The Company as directed by the Board may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, Member, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust, or other enterprise for any liability asserted against him or her and expenses incurred by him or her in his or her capacity as a Manager, Member, director, officer, employee or agent, or arising out of his or her status as such, whether or not the Company has the authority to indemnify him or her against such liability and expenses.

15.5 Effect of Interest in Transaction. An Indemnitee shall not be denied indemnification in whole or in part under this Article 15 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

15.6 Repeal or Modification. Any repeal or modification of this Article 15 by the Members of the Company shall not adversely affect any right of a Manager, Member, officer, employee, agent or Affiliate of the Company existing hereunder at the time of such repeal or modification.

15.7 No Third Party Rights. The provisions of this Article 15 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE 16

POWER OF ATTORNEY

16.1 Power of Attorney. Each of the undersigned does hereby constitute and appoint any officer of the Company acting at the express direction of the Board with full power to act without the others, as his true and lawful representative and attorney-in-fact, in his name, place and stead, to make, execute, sign, acknowledge and deliver or file (i) the Certificate, (ii) any amendment to, modification to, restatement of or cancellation of the Certificate, (iii) all instruments, documents and certificates that may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company and (iv) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Company; provided, that the foregoing have been approved in accordance with this Agreement and applicable law. The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the physical or legal incapacity of a Member.

ARTICLE 17

MISCELLANEOUS

17.1 Entire Agreement. This Agreement, and the schedules and exhibits hereto, constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, and shall be deemed effective on the date hereof upon execution hereof. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

17.2 Amendments. This Agreement, including the schedules and exhibit hereto (other than Schedules 1 and 2), may be amended only by the affirmative vote of the Members holding a majority of the outstanding Common Units.

17.3 No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by any Member in the performance by such Member of his or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Member. Failure by the Company or a Member to complain of any act or omission to act by any Member, or to declare such Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his or its rights under this Agreement.

17.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

17.5 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

17.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE AND THE ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17.7 Notices. Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, addressed to the party hereto as provided as follows:

(a) all communications intended for the Company shall be sent to its principal executive office; and

(b) all communications intended for a Member shall be sent to the address of such Member set forth in Schedule 1, or such other address as such Member shall have provided to the Company for such purpose by notice served in accordance with this Section 17.7.

All notices shall be sent as aforesaid or at any other address of which any of the foregoing shall have notified the others in any manner prescribed in this Section 17.7.

For all purposes of this Agreement, a notice or communication will be deemed effective:

(a) if delivered by hand or sent by courier, on the day it is delivered unless (i) that day is not a day upon which commercial banks are open for business in the city specified (a “Local Business Day”) in the address for notice provided by the recipient, or (ii) if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day,

(b) if sent by facsimile transmission, on the date transmitted, provided oral or written confirmation of receipt is obtained by the sender, unless the transmission and confirmation date is not a Local Business Day, in which case on the next succeeding Local Business Day,

(c) if sent by registered or certified mail, on the tenth Local Business Day after the date of mailing.

17.8 Titles and Subtitles. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

17.9 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

17.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

17.11 Successors. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Members and their legal representatives, heirs, successors and permitted assigns.

17.12 Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically and to recover damages by reason of any breach of any provision of this Agreement. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

17.13 No Action for Partition. No Member or other owner of Units will have any right to maintain any action for partition with respect to the property of the Company.

17.14 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in New York City, NY, the time period will be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

17.15 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the following Members of SRAM HOLDINGS, LLC hereby execute this Second Amended and Restated Limited Liability Company Operating Agreement as of the day and year first written above.

SRAM INTERNATIONAL CORPORATION

By:
Name: Stanley R. Day, Jr.
Title: Chief Executive Officer

SRAM-SP2, INC.

By:
Name: Stanley R. Day, Jr.
Title: Chief Executive Officer

SRAM-SP3, LLC

By:
Name: Stanley R. Day, Jr.
Title: Chief Executive Officer

SRAM-SP4, LLC

By:
Name: Stanley R. Day, Jr.
Title: Chief Executive Officer

[Signature Page to SRAM Holdings LLC Second Amended and Restated Agreement]

SRAM HOLDINGS, LLC

SCHEDULE 1

NAMES AND ADDRESSES OF MEMBERS

Name of Member	Address
SRAM-SP2, INC.	1333 N. Kingsbury, 4th Floor Chicago, IL 60622 Attn: Stanley R. Day, Jr. Fax: 312-664-8826

SRAM INTERNATIONAL CORPORATION	1333 N. Kingsbury, 4th Floor Chicago, IL 60622 Attn: Stanley R. Day, Jr. Fax: 312-664-8826

SRAM-SP3, LLC	1333 N. Kingsbury, 4th Floor Chicago, IL 60622 Attn: Stanley R. Day, Jr. Fax: 312-664-8826

SRAM-SP4, LLC	1333 N. Kingsbury, 4th Floor Chicago, IL 60622 Attn: Stanley R. Day, Jr. Fax: 312-664-8826

Schedules – Page 1

SRAM HOLDINGS, LLC

SCHEDULE 2

Ownership of Units; Percentage Interests

Name of Member	Common Units	Percentage Interest
SRAM-SP2, INC.	*	*
SRAM INTERNATIONAL CORPORATION	*	*
SRAM-SP3, LLC	*	*
SRAM-SP4, LLC	*	*

*	To be completed by Secretary upon determination of such items.

Schedules – Page 2

SRAM HOLDINGS, LLC

SCHEDULE 3

Members of the Board of Managers (as of the Effective Date, 2011)

Name	Address
Stanley R. Day, Jr.*	c/o SRAM Holdings, LLC 333 N. Kingsbury, 4th Floor Chicago, IL 60622 Fax: 312-664-8826

Brian Benzer	c/o SRAM Holdings, LLC 333 N. Kingsbury, 4th Floor Chicago, IL 60622 Fax: 312-664-8826

*	Note: Stanley R. Day, Jr. to serve as Chairman of the Board

Schedules – Page 3

SRAM HOLDINGS, LLC

SCHEDULE 4

Officers (as of the Effective Date, 2011)

President and Chief Executive Officer – Stanley R. Day, Jr.

Chief Financial Officer – Michael Herr

Secretary – Brian Benzer

Schedules – Page 4

EXHIBIT A

FORM OF JOINDER TO

LIMITED LIABILITY

COMPANY OPERATING AGREEMENT

THIS JOINDER to the Third Amended and Restated Limited Liability Company Operating Agreement, dated as of [            ],          by and among SRAM HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and certain Members of the Company, as amended from time to time (the “Agreement”), is made and entered into as of [                    ] by and between the Company and [                    ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Units and the Agreement and the Company requires Holder, as an owner of Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Member for all purposes thereof.

2.	Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold any Units.

3.	Notices. For purposes of Section 17.7 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

4.	GOVERNING LAW. THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

5.	Counterparts. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

6.	Waiver of Jury Trial. The Company and Holder hereby waive, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Joinder or the validity, protection, interpretation or enforcement hereof. The Company and Holder agree that this section is a specific and material aspect of this Joinder and would not enter into this Joinder if this section were not part of this Joinder.

7.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

SRAM HOLDINGS, LLC

By:
Name:
Title:

[HOLDER]

By: